Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-91432, 2-72124, 2-85698, 2-97280, 33-37319, 33-37323, 33-59005, 33-55613, 33-10801, 33-11790, 333-79227, 333-90127, 333-30918, and 333-103844), Form S-3 (File Nos. 2-84252, 33-9706, 33-22196, 33-47213, 333-23025, and 333-80781) and Form S-4 (File Nos. 33-58117 and 33-48960) of Millipore Corporation of our report dated February 13, 2004, except for Note 20 for which the date is March 4, 2004, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 11, 2004